Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 28, 2015 and SETS RECORD DATE

FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 27, 2015 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2015. Highlights for the year include:

•	Consolidated net sales increased 6.1% for the quarter and 7.0% for the year.

•	Print sales increased 7.3% for the quarter and 11.9% for the year.

•	Apparel sales increased 3.5% over the comparable quarter and its margin improved 240 basis points on a linked quarter basis.

•	Adjusted diluted earnings per share (a non-GAAP measure) for the quarter increased from $.30 per share to $.34 per share.

Financial Overview

The Company’s consolidated net sales for the quarter ended February 28, 2015 were $140.2 million compared to $132.1 million for the same quarter last year, an increase of 6.1%. Print sales increased 7.3% from $89.9 million to $96.5 million and apparel sales increased 3.5% from $42.3 million to $43.8 million. Consolidated gross profit margin (“margin”) was $35.4 million for the quarter, or 25.2%, compared to $33.6 million, or 25.4% for the same quarter last year. Print margin was 29.2% for the quarter compared to 28.4% for the same quarter last year, while apparel margin was 16.6% for the quarter compared to 19.0% for the comparable quarter last year. While apparel margin continues to be negatively impacted by marketplace dynamics, it increased more than 240 basis points over its linked quarter margin of 14.2% and 180 basis points over its November 30, 2014 year-to-date margin of 14.8%. Net earnings (loss) for the quarter was $8.6 million, or $0.34 per diluted share as compared to $(14.5) million, or $(0.55) per diluted share for the same quarter last year, which prior year results were impacted by a goodwill and trademark impairment charge of $24.2 million relating to the apparel division.

For the fiscal year, consolidated net sales increased from $542.4 million for the year ended February 28, 2014 to $580.2 million for the year ended February 28, 2015, or an increase of 7.0%. Print sales were $380.4 million compared to $339.9 million for the same period last year, an increase of $40.5 million, or 11.9%, while apparel sales decreased $2.6 million, or 1.3% from $202.5 million to $199.9 million. Consolidated margin for the period was $145.5 million, or 25.1%, compared to $143.8 million, or 26.5%, for the same period last year. Print margin increased from 29.7% to 30.3%, while apparel margin decreased from 21.1% to 15.2% due to lower selling prices and higher input costs for most of the year. As a result of an impairment charge in the third quarter of this fiscal year and an impairment charge in the fourth quarter of the last fiscal year, the consolidated net earnings (loss) for the 2015 fiscal year was $(44.5) million, or $(1.72) per diluted share and $13.2 million, or $.50 per diluted share for the 2014 fiscal year. Excluding the impairment charges in both fiscal years, non-GAAP net earnings would have been approximately $34.6 million, or approximately $1.34 per diluted share for fiscal 2015 compared to $35.3 million, or $1.35 per diluted share for fiscal 2014.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measures of 1) net earnings and diluted earnings per share on a proforma basis that exclude the impairment charges and 2) Adjusted EBITDA (Adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization, and the impairment charges) provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, Adjusted EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes these non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

The following table reconciles proforma net earnings and proforma diluted earnings per share (“adjusted diluted earnings”), non-GAAP financial measures, to the most comparable GAAP measures, net earnings and diluted earnings per share, to illustrate the impact of the impairment charge recognized in the third quarter of fiscal 2015 and the fourth quarter of fiscal 2014 on reported earnings (dollars in thousands, except per share).

	For the quarter ended February 28, 2015			For the year ended February 28, 2015
	As Reported	Impairment	Proforma Results	As Reported	Impairment	Proforma Results
Earnings (loss) before income taxes	$12,954	$—	$12,954	$(39,133)	$(93,324)	$54,191
Income tax expense (benefit)	4,356	—	4,356	5,400	(14,228)	19,628
Net earnings (loss)	$8,598	$—	$8,598	$(44,533)	$(79,096)	$34,563

Diluted earnings (loss) per share	$0.34	$—	$0.34	$(1.72)	$(3.06)	$1.34

	For the quarter ended February 28, 2014			For the year ended February 28, 2014
	As Reported	Impairment	Proforma Results	As Reported	Impairment	Proforma Results
Earnings (loss) before income taxes	$(12,105)	$(24,226)	$12,121	$31,792	$(24,226)	$56,018
Income tax expense (benefit)	2,362	(2,066)	4,428	18,603	(2,066)	20,669
Net earnings (loss)	$(14,467)	$(22,160)	$7,693	$13,189	$(22,160)	$35,349

Diluted earnings (loss) per share	$(0.55)	$(0.85)	$0.30	$0.50	$(0.85)	$1.35

During the fourth quarter, the Company generated $17.7 million in Adjusted EBITDA compared to $16.6 million in Adjusted EBITDA for the comparable quarter last year. For the fiscal year ended February 28, 2015, the Company generated $72.5 million of Adjusted EBITDA compared to $71.4 million of Adjusted EBITDA for the comparable period last year.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (loss) (dollars in thousands).

	Three months ended February 28,		Year ended February 28,
	2015	2014	2015	2014
Net earnings (loss)	$8,598	$(14,467)	$(44,533)	$13,189
Income tax expense	4,356	2,362	5,400	18,603
Interest expense	526	459	2,025	1,268
Depreciation/amortization	4,220	3,989	16,284	14,070
Impairment of goodwill and trademarks	—	24,226	93,324	24,226

Adjusted EBITDA (non-GAAP)	$17,700	$16,569	$72,500	$71,356

% of sales	12.6%	12.5%	12.5%	13.2%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “The print group continued its strong performance during the quarter improving gross profit margin by 80 basis points. While on a comparable basis our apparel group continues to be impacted by market dynamics, its gross profit margin during the current quarter increased by more than 240 basis points over the previous quarter, marking two sequential quarters of improvement. The discounting that has been prevalent in the apparel marketplace for most of this fiscal year, including the fourth quarter, is expected to continue into fiscal 2016. As such, the ability to raise prices to offset any input cost increases has been, and we believe will continue to remain, difficult. Margins will continue to be compressed below historical levels unless relieved from the cost side. Cotton may be a beacon of hope, as pricing has dropped significantly over the past 6 months, unless manufacturers are forced to concede these savings due to market pressures. Because of these continuing dynamics, we still expect the current fiscal year for apparel to be extremely challenging. Nonetheless, as discussed earlier, we have recently seen positive margin developments from the apparel group and would expect such developments to continue on into fiscal 2016. On the print front, we continue to be pleased with the integration of our recent print acquisitions and the margins of our print group as a whole. We expect these positive developments from the print group to continue into the current fiscal year. The recent bankruptcy of a major direct manufacturer in the print industry may provide additional opportunities for the Company in the upcoming year. Overall, while we believe fiscal year 2016 will be challenging, we continue to remain optimistic about its potential.”

In Other News: The Company announced today that the Board of Directors has set the record date and meeting date for the Annual Shareholder Meeting. The 2015 Annual Meeting of Shareholders will be held on July 23, 2015, with a record date of May 26, 2015.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2014, and its subsequent quarterly reports on Form 10-Q for its 2015 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

Condensed Consolidated Operating Results	Three months ended February 28,		Year ended February 28,
	2015	2014	2015	2014
Revenues	$140,242	$132,138	$580,240	$542,442
Cost of goods sold	104,858	98,558	434,764	398,649

Gross profit margin	35,384	33,580	145,476	143,793
Impairment of goodwill and trademarks	—	24,226	93,324	24,226
Operating expenses	22,451	21,045	89,868	86,403

Operating income (loss)	12,933	(11,691)	(37,716)	33,164
Other (income) expense	(21)	414	1,417	1,372

Earnings (loss) before income taxes	12,954	(12,105)	(39,133)	31,792
Income tax expense	4,356	2,362	5,400	18,603

Net earnings (loss)	$8,598	$(14,467)	$(44,533)	$13,189

Weighted average common shares outstanding
Basic	25,612,296	26,122,869	25,864,352	26,125,348

Diluted	25,623,034	26,122,869	25,864,352	26,146,325

Earnings (loss) per share
Basic	$0.34	$(0.55)	$(1.72)	$0.50

Diluted	$0.34	$(0.55)	$(1.72)	$0.50

Condensed Consolidated Balance Sheet Information			February 28, 2015	February 28, 2014
Assets
Current assets
Cash			$15,346	$5,316
Accounts receivable, net			62,865	63,695
Inventories, net			119,814	130,095
Other			18,517	15,037

			216,542	214,143

Property, plant & equipment			92,875	91,565
Other			143,845	230,639

			$453,262	$536,347

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$21,275	$22,062
Accrued expenses			18,972	19,815

			40,247	41,877

Long-term debt			106,500	105,500
Other non-current liabilities			21,835	26,035

Total liabilities			168,582	173,412

Shareholders’ equity			284,680	362,935

			$453,262	$536,347

			Year ended February 28,
Condensed Consolidated Cash Flow Information			2015	2014
Cash provided by operating activities			$65,204	$32,755
Cash used in investing activities			(29,410)	(65,511)
Cash provided by (used in) financing activities			(24,277)	32,508
Effect of exchange rates on cash			(1,487)	(668)

Change in cash			10,030	(916)
Cash at beginning of period			5,316	6,232

Cash at end of period			$15,346	$5,316